EX-99.77Q1(e): Copies of any new or amended Registrant investment advisory contracts

ASSUMPTION AGREEMENT

This Assumption Agreement (the "Agreement") is entered into as of December 15, 2009 by and among NT Alpha Strategies Fund (the "Fund"), a Delaware statutory trust, Northern Trust Global Advisors, Inc. (the "Legacy Manager"), a Delaware corporation, and The Northern Trust Company of Connecticut (the "New Manager"), a state bank and trust company organized under the laws of the State of Connecticut.

WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940, as amended;

WHEREAS, the Legacy Manager, a subsidiary of Northern Trust Corporation, was appointed as investment manager to the Fund pursuant to an investment management agreement, dated as of April 21, 2004, by and between the Fund and the Legacy Manager (the "Investment Management Agreement");

WHEREAS, the New Manager, a subsidiary of Northern Trust Corporation, is a registered investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Legacy Manager wishes to have the New Manager assume the Legacy Manager's responsibilities with respect to the Fund pursuant to the Investment Management Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.           The New Manager hereby assumes all rights and obligations of the Legacy Manager under the Investment Management Agreement with respect to the Fund.

2.           The Legacy Manager hereby represents that (i) the management personnel of the Legacy Manager responsible for providing investment management services to the Fund under the Investment Management Agreement, including the portfolio managers and the supervisory personnel, are or will be employees or associated persons of the New Manager where they will continue to provide such services for the Fund, and (ii) the New Manager remains a subsidiary of Northern Trust Corporation.  Consequently, the New Manager believes that the assumption does not involve a change in actual control or actual management with respect to the Fund's investment manager.

3.           The Fund agrees to be bound by the terms of this Agreement.

4.           The parties hereby agree that this Agreement shall be attached to and made a part of the Investment Management Agreement.

5.           This Agreement shall be construed by and governed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.           Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term of provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

7.           This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

NT ALPHA STRATEGIES FUND
By:  /s/ Joseph W. McInerney
(Authorized Officer)
Name:  Joseph W. McInerney
Title:   President

NORTHERN TRUST GLOBAL ADVISORS, INC.
By:  /s/ Joseph W. McInerney
(Authorized Officer)
Name:  Joseph W. McInerney
Title:   Senior Vice President & Chief Operating Officer

THE NORTHERN TRUST COMPANY OF CONNECTICUT
By:  /s/ Joseph W. McInerney
(Authorized Officer)
Name:  Joseph W. McInerney
Title:   Senior Vice President & Chief Operating Officer